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                                                                   Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 9, 2001 relating to the financial statements, which appears in the TRC Companies, Inc. 2001 Annual Report to Shareholders which is incorporated by reference in the TRC Companies, Inc. Annual Report on Form 10-K for the year ended June 30, 2001. We also consent to the incorporation by reference of our report dated October 9, 2001 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
April 19, 2002